Exhibit 23.2
August 17, 2007
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, OH 44316
Re: Consent of Bates White, LLC
Ladies and Gentlemen:
Bates White, LLC, an independent asbestos valuation firm, hereby consents to the incorporation by reference in the Registration Statement on Form S-4 (Registration No. 333-143918) (the “Registration Statement”) of The Goodyear Tire & Rubber Company (the “Company”) of the use of and references to (i) its name and (ii) its review of and reports concerning the Company’s liability exposure for pending and estimable unasserted asbestos-related claims and receivables from probable insurance recoveries, in each case included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2007, as adjusted in Exhibit 99.3 to the Company’s Current Report on Form 8-K, to be filed with the Commission on or about the date of the filing of Amendment No. 1 to the Registration Statement.
Sincerely,
/s/ Charles E. Bates
Charles E. Bates, Ph.D.
President and CEO
1300 Eye Street NW, Suite 600, Washington, DC 20005 | main 202.408.6110 | fax 202.408.7838 | www.bateswhite.com